AETNA LIFE INSURANCE AND ANNUITY COMPANY
                           Hartford, Connecticut 06156
                                (A STOCK COMPANY)

While this Policy is in force, Aetna will pay Proceeds subject to all of this Policy's provisions. Other rights and benefits
are provided as described in this Policy. The provisions of this        John Doe
and the following pages are part of this Policy.                        Mary Doe

              THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND AETNA
                        PLEASE READ YOUR POLICY CAREFULLY

                           RIGHT OF POLICY EXAMINATION

This Policy may be returned to Aetna or its representative within 10 days after its receipt. Return this Policy to Aetna, Individual Life Insurance, at 151 Farmington Avenue, Hartford, Connecticut 06156. Upon its return, this Policy will be deemed void from its beginning. The amount refunded will be:

1. the difference between payments made and amounts allocated to Variable Life Account B; plus

2. the value of amounts allocated to Variable Life Account B on the date the returned contract is received by Aetna; plus

3. any charges made under this Policy's terms on the amounts allocated to Variable Life Account B.


Signed for Aetna on its Date of Issue.

      /s/ Kirk P. Wickman                              /s/ Thomas J. McInerney

          Secretary                                   President

                              -------------------
                                    Registrar


  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS


o    FLEXIBLE PREMIUMS PAYABLE UNTIL MATURITY DATE OR SECOND DEATH
o PROCEEDS PAYABLE UPON THE FIRST EVENT TO OCCUR - SURRENDER, MATURITY OR SECOND DEATH
o    NON-PARTICIPATING - NO DIVIDENDS PAYABLE


The amount or duration of the death benefit may be fixed or variable. The death benefit is payable as described in the Death Benefit Options and Proceeds sections of this Policy.

Values in each Fund held in a Separate Account may increase or decrease daily. Such values are not guaranteed as to dollar amount. Refer to the Policy Values section of this Policy for more information.

(70225-97)
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
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Table of Contents
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                                                                       Page No.
Policy Specifications . . . . . . . . . . . . . . . . . . . . . . . . . . PS1
Policy Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    Attained Age. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    Basic Monthly Premium.. . . . . . . . . . . . . . . . . . . . . . . .   1
    Date of Issue . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    Death Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    Fixed Account . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    Fixed Account Value . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Fund(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Guaranteed Death Benefit. . . . . . . . . . . . . . . . . . . . . . .   2
    Home Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Initial Coverage. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Loan Account Value. . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Maturity Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Minimum Specified Amount. . . . . . . . . . . . . . . . . . . . . . .   2
    Monthly Deduction Day . . . . . . . . . . . . . . . . . . . . . . . .   2
    Net Premium . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Net Single Premium . . . . . . . . . . . . . . . . . . . . . . . . .    2
    Policy Month. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Policy Year/Policy Anniversary. . . . . . . . . . . . . . . . . . . .   2
    Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    Second Death. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    Separate Account(s) . . . . . . . . . . . . . . . . . . . . . . . . .   3
    Separate Account Value. . . . . . . . . . . . . . . . . . . . . . . .   3
    Specified Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    Subsequent Application(s) . . . . . . . . . . . . . . . . . . . . . .   3
    Surviving Insured. . . . . . . . . . . . . . . . . . . . . . . . . .    3
    Total Account Value. . . . . . . . . . . . . . . . . . . . . . . . .    3
    Valuation Date. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    Valuation Period. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    Variable Annuity Account B. . . . . . . . . . . . . . . . . . . . . .   3
    Variable Life Account B . . . . . . . . . . . . . . . . . . . . . . .   3
    Variable Option . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    We, Our, Us, Company . . . . . . . . . . . . . . . . . . . . . . . .    3
    Written Request . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
    You, Your . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . .      4
    The Contract. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    Owner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    Changes in Owner and Beneficiary. . . . . . . . . . . . . . . . . . .   4
    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    Non-Participating. . . . . . . . . .. . . . . . . . . . . . . . . . .   5
    Policy Settlement. . . . . . . . . . . . . . . . . . . . . . . . . .    5
    Age and/or Sex . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
    Change of Address. . . . . . . . . . . . . . . . . . . . . . . . . .    5
    Annual Report. . . . . .. . . . . . . . . . . . . . . . . . . . . . .   5
    Projection of Benefits. . . . . . . . . . . . . . . . . . . . . . . .   5
    Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
    Coverage Beyond Maturity. . . . . . . . . . . . . . . . . . . . . . .   6
    Right to Defer Payment. . . . . . . . . . . . . . . . . . . . . . . .   6
Suicide and Incontestability. . . . . . . . . . . . . . . . . . . . . . .   7
    Suicide Exclusion. . . . . . . . . . . . . . . . . . . . . . . . . .    7
    Incontestability. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Premiums and Reinstatement . . . . . . . . . . . . . . . . .  . . . . . .   8
    General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    Planned Premiums. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    Additional Premiums. . . . . . . . . . . . . . . . . . . . . . . . .    8
    Allocation of Premium. . . . . . . . . . . . . . . . . . . . . . . .    8
    Changes in Allocation Percentages. . . . . . . . . . . . . . . . . .    8
    No Lapse Coverage. . . . . . . . . . . . . . . . . . . . . . . . . .    8
    Grace Period. . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    Reinstatement. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Death Benefit Options. . . . . . . . . . . . . . . . . . . . . . . . . .   10
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    Option 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    Option 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Guaranteed Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . .  10
Policy Values. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    Basis of Calculation. . . . . . . . . . . . . . . . . . . . . . . .    11
    Interest Credited. . . . . . . . . . . . . . . . . . . . . . . . . .   11
    Fixed Account Value. . . . . . . . . . . . . . . . . . . . . . . . .   11
    Separate Account Value. . . . . . . . . . . . . . . . . . . . . . . .  12
    Charges to Policy Values. . . . . . . . . . . . . . . . . . . . . . .  12
    Transfers Within Accounts. . . . . . . . . . . . . . . . . . . . . .   13
    Monthly Deductions. . . . . . . . . . . . . . . . . . . . . . . . . .  13
    Cost of Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .   13
    Cost of Insurance Rate. . . . . . . . . . . . . . . . . . . . . . .    13
Nonforfeiture Provisions. . . . . . . . . . . . . . . . . . . . . . . . .  14
    Continuation of Coverage . . . . . . . . . . . . . . . . . . . . . .   14
    Surrender Value. . . . . . . . . . . . . . . . . . . . . . . . . . .   14
    Surrender Charge. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    Partial Surrender. . . . . . . . . . . . . . . . . . . . . . . . . .   14
    Paid-Up Nonforfeiture Option. . . . . . . . . . . . . . . . . . . . .  15
Policy Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    Preferred Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    Loan Interest Rate Charged. . . . . . . . . . . . . . . . . . . . . .  16
    Repayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Changes in Insurance Coverage . . . . . . . . .. . . . . . . . . . . . .   16
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
    Increase in Specified Amount. . . . . . . . . . . . . . . . . . . . .  16
    Decrease in Specified Amount. . .  . . . . . . . . . . . . . . . . .   16
    Change in Death Benefit Option. . . . . . . . . . . . . . . . . . . .  17
    Change from Option 1 to 2. . .  . . . . . . . . . . . . . . . . . . .  17
    Change from Option 2 to 1. . . . . . . . . . . . . . . . . . . . . .   17

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                                                                        Page No.
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Change of Fund(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Separate Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Settlement Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Income Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Option 1 - Interest . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Option 2 - Stated Period . . . . . . . . . . . . . . . . . . . . . .  19
    Option 3 - Life Income. . . . . . . . . . . . . . . . . . . . . . . . 20
    Option 4 - Life Income for Two Payees . . . . . . . . . . . . . . . . 21
    Terms of Options. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Betterment of Payments . . . . . . . . . . . . . . . . . . . . . . .  23
    Separate Account. . . . . . . . . . .. . . . . . . . . . . . . . . .  23
    Fund(s) Settlement Option Units of Variable
      Annuity Account B. . . . . . . . . . . . . . . . . . . . . . . . .  23
    Fund(s) Settlement Option Unit Value of
      Variable Annuity Account B. . . . . . . . . . . . . . . . . . . . . 23
    Withdrawal and Death of the Payee . . . . . . . . . . . . . . . . . . 24

Policy Summary

It is important that You understand Your insurance policy. We have tried to use understandable language throughout. However, should You have any questions after You have read it, please call the representative who sold this Policy to You or call Us. This summary is not a substitute for the detailed policy provisions.

This is a flexible premium variable life insurance policy on the lives of two insureds. This Policy provides that account values may be invested on either a fixed or variable or a combination of fixed and variable basis.

You may allocate Net Premiums to the Fixed Account, Variable Life Account B, or both Accounts. Net Premiums allocated to Variable Life Account B must be allocated to one or more Variable Options we make available. The Variable Options support the benefits provided by the variable portion of this Policy. The Fund Account Value in each Variable Option is not guaranteed and will vary with the investment performance of the associated Fund.

If the Fixed Account is selected, Net Premiums allocated to that Account will accumulate at rates of interest We determine. Such rates will not be less than 4% a year.

Proof of the first death should be sent to Us as soon as reasonably possible.

Proceeds as described in this Policy will be paid upon surrender, maturity, or Second Death.

Sufficient premiums must be paid to continue this Policy in force or to qualify for the Guaranteed Death Benefit. Premium reminder notices will be sent for Planned Premiums and for premiums required to continue this Policy in force. This Policy may be reinstated.

Other rights and benefits are explained in this Policy.

Definitions

Attained Age

Issue age of the Insured as shown in the Policy Specifications, increased by the number of Policy Years elapsed. Issue age is each Insured's age on his/her birthday nearest this Policy's Date of Issue.

Basic Monthly Premium

The amount of premium to assure that this Policy remains in force for a period of at least 5 Policy Years beginning on the Issue Date or the Issue Date of an Increase.

Date of Issue

The effective date of initial coverage is the Date of Issue shown in the Policy Specifications. The Date of Issue and the effective date for any change in coverage will be the Date of Coverage Change shown in the supplemental Policy Specifications which will be sent to You. Coverage is contingent upon payment of the first premium and issue of this Policy as provided in the application.

Death Benefit

The amount described in the Death Benefit Options provision which is payable on the date of the Second Death, subject to all provisions contained in this Policy.

Fixed Account

A non-variable option available on this Policy that guarantees a minimum interest rate of 4% per year.

Fixed Account Value

The non-loaned portion of this Policy's Total Account Value attributable to the non-variable portion of this Policy. The Fixed Account Value is part of the general assets of the Company.

Fund(s)

One or more of the underlying variable funding options available under the policy. Each of the funds is an open-end management investment company (mutual fund) whose shares are purchased by the Separate Account to fund the benefits provided by the policy.

Guaranteed Death Benefit

A provision that assures that the Policy will stay in force, even if the Total Account Value is insufficient to cover the current Monthly Deductions. The Guaranteed Death Benefit is available to the younger Insured's Attained Age 100.

Home Office

Our main office, located at 151 Farmington Avenue, Hartford, Connecticut 06156.

Initial Coverage

Coverage provided by this Policy prior to any change in coverage.

Loan Account Value

The sum of all unpaid loans. The amount necessary to repay all Policy Loans in full is the Loan Account Value plus any accrued interest.

Maturity Date

The Policy Anniversary on which the younger Insured reaches Attained Age 100.

Minimum Specified Amount

The Specified Amount for this Policy cannot be decreased below this amount. The Minimum Specified Amount for this Policy is shown in the Policy Specifications.

Monthly Deduction Day

The first Monthly Deduction Day is the Date of Issue. Monthly Deduction Days occur each month thereafter on the same day of the month as the Date of Issue.

Net Premium

The Net Premium is equal to the premium paid, less the deduction for premium load.

Net Single Premium

The Net Single Premium is the amount required to purchase a guaranteed benefit assuming the Policy's Total Account Value is allocated to the Fixed Account, using the Insureds' Attained Ages and premium classes. The Net Single Premium is determined using guaranteed interest of 4.0% per year and guaranteed Cost of Insurance Rates.

Policy Month

The Policy Month begins each month on the same day of the month as the Date of Issue.

Policy Year/Policy Anniversary

The first Policy Year is the 12 month period beginning on the Date of Issue. Your Policy Anniversary is equal to the Date of Issue plus 1 year, 2 years, etc.

Proceeds

The amount We will pay upon the Second Death, the Maturity Date, or upon surrender of this Policy as described in the Proceeds provision.

Second Death

Death of the Surviving Insured.

Separate Account(s)

A separate account established by Aetna Life Insurance and Annuity Company for the purpose of funding this Policy: Variable Life Account B; or, when referring to a settlement option as described in the Settlement Options provisions of this Policy, Variable Annuity Account B.

Separate Account Value

The portion of this Policy's Total Account Value attributable to the variable portion of this Policy. This Policy's Separate Account Value is held in Variable Life Account B.

Specified Amount

The Specified Amount is shown in the Policy Specifications or in the Supplemental Policy Specifications, if later changed. The Specified Amount is chosen by the Policyowner and used in determining the Death Benefit. It may be increased or decreased as described in this Policy.

Subsequent Application(s)

Any application after the initial application initiated by You or by Us.

Surviving Insured

The Insured living after the first death.

Total Account Value

The sum of the Fixed Account Value, the Separate Account Value, and the Loan Account Value.

Valuation Date

Any day on which the New York Stock Exchange is open for trading.

Valuation Period

The period of time commencing, usually at 4:00 p.m. Eastern Time on each Valuation Date and ending at 4:00 p.m. Eastern Time on the next Valuation Date.

Variable Annuity Account B

A Separate Account which segregates assets attributable to the variable portion of annuity contracts and life insurance settlement options from other assets of the Company. Its assets are invested in shares of the Funds. Variable Annuity Account B holds all or a portion of the Policy's Proceeds if a variable settlement option is elected.

Variable Life Account B

A Separate Account which segregates assets attributable to the variable portion of life insurance from other assets of the Company. Its assets are invested in shares of the Funds.

Variable Option

One or more of the variable funding options available under this Policy.

We, Our, Us, Company

Refers to Aetna Life Insurance and Annuity Company, its successors, or assigns.

Written Request

A request in writing, in a form satisfactory to Us and received by Us at the Home Office.

You, Your

Refers to the Owner(s) of this Policy.

General Provisions

The Contract

This Policy, the initial application on the Insureds, any Subsequent Applications and any riders constitute the entire contract. Copies of all applications are attached to and made a part of this Policy.

Only the President, Executive Vice President or the Corporate Secretary may agree to a change in this Policy, and then only in writing.

All statements made by or for the Insureds are representations and not warranties. We will not use such statements to void this Policy or defend against a claim unless it is contained in the initial application or Subsequent Applications.

Owner

Unless otherwise stated in the application or later changed, this Policy is owned by both Insureds jointly. After the first death, the Owner is the Surviving Insured unless otherwise stated.

The Owner is entitled to exercise all rights granted by this Policy while one or both Insureds are alive.

If this Policy is owned jointly, any exercise of rights granted by this Policy must be made jointly.

Beneficiary

The individual or entity that will receive any Proceeds on the Second Death is the Beneficiary. The Beneficiary is as stated in the application, unless later changed.

If no designated Beneficiary is living at the time of the Second Death, all benefits will be paid to the Owner or the Owner's executors, administrators, or assigns.

Changes in Owner and Beneficiary

Unless this Policy states otherwise, the Owner and the Beneficiary, or both, may be changed. This may be done as often as desired during the lifetime of one or both of the Insureds and while this Policy is in force.

To change the Owner or Beneficiary, Your Written Request must be sent to Us. When We give Our written acceptance, the change will take effect as of the date Your Written Request was signed. The change will be subject to any action We take before Our written acceptance of the change.

Assignment

A copy of an Assignment must be on file at the Home Office. Until We receive such notice, We will not be required to take notice of, or be responsible for, any transfer of interest in this Policy by Assignment, agreement, or otherwise.

We are not responsible for the validity of any Assignment. The rights of the Policyowner and the interest of the Beneficiary will be subject to the rights of any assignee of record.

Non-Participating

No dividends will be paid.

Policy Settlement

All amounts payable by Us will be paid from the Home Office. We will deduct from the amount payable at settlement any debt plus accrued interest and any overdue amount necessary to keep this Policy in force to the date that Proceeds are payable. We may require return of this Policy.

Age and/or Sex

If the age and/or sex of one or both Insureds is misstated, the amount of the Death Benefit will be adjusted to reflect the coverage that would have been purchased by the most recent pre-Maturity Date Monthly Deduction at the correct age and/or sex.

Change of Address

You must notify Us at the Home Office of a change in Your mailing address.

Annual Report

At least once during each Policy Year We will send You a report. The report will show the Total Account Value, the Surrender Value and the Death Benefit on the date of the report. It will also show, since the last report, at least the following information:

1. gross premiums paid;

2. the Cost of Insurance and the cost of riders;

3. interest and investment return credited to the Total Account Value;

4. the amount of any surrenders or Partial Surrenders;

5. the amount of any surrender charges made;

6. a summary of loan activity;

7. a projection of the Total Account Value, Loan Account Value and Surrender Value as of the succeeding Policy Anniversary; and

8. any other information required by the state in which this Policy was delivered.

Projection of Benefits

We will provide a projection of illustrative future Death Benefits and Total Account Values at any time upon Written Request. We reserve the right to charge a fee of $25 for this service.

Proceeds

Proceeds on the Second Death will equal:

1. the Death Benefit; less

2. the Loan Account Value plus any accrued interest; less

3. any payment required to keep the policy in force.

Proceeds on the Second Death are payable after receipt at the Home Office of due proof of death of the Surviving Insured.

Proceeds on maturity of this Policy will equal:

1. the Total Account Value on the Maturity Date; less

2. the Loan Account Value plus any accrued interest.

Proceeds on surrender of this Policy will equal the Surrender Value as described in the Surrender Value provision.

All Proceeds are subject to adjustment under the Age and/or Sex, Incontestability, Suicide Exclusion and Grace Period provisions.


Coverage beyond Maturity

You may elect to continue coverage beyond the Maturity Date provided the policy is in force on the Maturity Date. Any extra benefit riders will be terminated on the Maturity Date. If elected by Your Written Request, the following will apply:

o We will continue to credit interest to the Total Account Value of this Policy as described in the Interest Credited provision.

o On the Maturity Date the Separate Account Value of this Policy will be transferred to the Fixed Account.

o Monthly Deductions will be calculated with a Cost of Insurance Rate equal to zero.

o Proceeds are payable on the Second Death and will be as described in the Proceeds provision of this Policy. Proceeds on maturity will not be paid.

o No future premium payments will be accepted except for the amount required to keep this Policy in force.

Rights and benefits as described in this Policy will be available before the Second Death.

Right to Defer Payment

Payments of any Separate Account Value will be made within 7 days after Our receipt of Your Written Request. However, the Company reserves the right to suspend or postpone the date of any payment of any benefit or values for any Valuation Period (1) when the New York Stock Exchange is closed (except holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the SEC so that disposal of the securities held in the Funds is not reasonably practicable or it is not reasonably practicable to determine the value of the Funds' net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders. For payment from the Separate Account in such instances, We may defer payment of:

1. Surrender or Partial Surrender Values;

2. any Proceeds on death in excess of the current Specified Amount; or

3. any portion of the loan value.

Payment of any Fixed Account Value may be deferred for up to six months, except when used to pay premiums due Us.

Suicide and Incontestability

Suicide Exclusion

If one or both Insureds die by suicide, while sane or insane, within 2 years from the Date of Issue of this Policy, this Policy will end and We will pay:

1. the difference between payments made and amounts allocated to the Separate Account; plus

2. the Separate Account Value; plus

3. any charges made under this Policy's terms on the Separate Account Value;
   less

4. the sum of:

   (a) the Loan Account Value transferred from the Fixed Account Value; plus

   (b) the interest due on the Loan Account Value; plus

   (c) the value of any Partial Surrenders transferred from the Fixed Account Value; plus

   (d) any interest earned on the Loan Account Value transferred to the Separate Account Value.

If one or both Insureds die by suicide while sane or insane, within 2 years from the Date of Issue of any increase in coverage, We will pay only the Monthly Deductions for the increase in coverage.

If one or both Insureds die by suicide while sane or insane, more than 2 years from the Date of Issue of this Policy but within 2 years from the Date of Issue of any increase in coverage, We will pay:

1. the Proceeds on death for any coverage in effect more than 2 years from the Date of Issue of this Policy; plus

2. the Monthly Deductions for the increase in coverage.

All amounts will be calculated as of the date of the suicide.


Incontestability

With respect to statements made in the initial application or any Subsequent Application for each Insured: We will not contest this Policy after it has been in force during the lifetime of each Insured for 2 years from its Date of Issue.

With respect to statements made in any Subsequent Application for one or both
Insureds: We will not contest coverage relating to Subsequent Applications after coverage has been in force during the lifetime of each Insured for 2 years from the Date of Issue of such coverage or from the effective date of any reinstatement.

If this Policy is contested, Your rights or the Beneficiary's rights may be affected.

Premiums and Reinstatement

General

Sufficient premiums must be paid to continue this Policy in force until the Maturity Date or to qualify for the Guaranteed Death Benefit. The Planned Premium is due on the Date of Issue. Premium due dates are measured from the Date of Issue.

Any premiums after the first premium are payable only at our Home Office. Send Your check or money order, payable to Aetna, to the Home Office. Please be sure to write Your policy number on Your check.
A receipt signed by an officer of the Company will be given upon request.

We may require satisfactory evidence of insurability if payment of the new Planned Premium or an Additional Premium during the current Policy Year would increase the difference between the Death Benefit and the Total Account Value.

Planned Premiums

Planned Premiums are those premiums We agree to bill. Premium reminder notices for Planned Premiums will be sent at frequencies of 3, 6 or 12 months, or at any other frequency to which We agree. Planned Premiums as of the Date of Issue are shown in the Policy Specifications.

You may change the amount and frequency of Planned Premiums by Written Request.

Additional Premiums

Additional Premiums are premium payments in excess of Planned Premiums. Additional Premiums may be paid at any time while this Policy is in force and before the Maturity Date.

Allocation of Premium

Each Net Premium will be allocated to the Funds You select under Variable Life Account B and/or the Fixed Account in the percentages indicated in the Policy Specifications. If these percentages are changed in accordance with the Changes in Allocation Percentages provision of this Policy, We will send a letter to You confirming the change.

Changes in Allocation Percentages

Allocation percentages may be changed at any time by Your request to Us. Allocations must be changed in whole percentages. The change will be effective as of the date of the next premium payment after You notify Us.

No Lapse Coverage

This Policy will not terminate within the 5-year period after its Date of Issue or the Date of Issue of any increase if on every Monthly Deduction Day within that period the sum of premiums paid within that period equals or exceeds:

1. The sum of the Basic Monthly Premiums for each Policy Month from the start of the period, including the current month; plus

2. Any Partial Surrenders; plus

3. Any increase in the Loan Account Value since the start of the period.

If on any Monthly Deduction Day within the 5-year period the sum of premiums paid is less than the sum of items 1, 2 and 3 above, the Grace Period provision will apply.

After the 5-year period expires, the Total Account Value may be insufficient to keep this Policy in force. Payment of an Additional Premium may be necessary.

If the Basic Monthly Premiums have been paid, but outstanding loans have caused this Policy to enter the Grace Period, this provision will not keep this Policy in force beyond the Grace Period. The Basic Monthly Premium will continue to be due and payable if the conditions of the Grace Period are met.

The Basic Monthly Premium is shown in the Policy Specifications.


Grace Period

If the conditions of the No Lapse Coverage or Guaranteed Death Benefit provision have been met but outstanding loans have caused the Surrender Value to be insufficient to allow a Monthly Deduction on the Monthly Deduction Day, We will allow You 61 days of grace for payment of an amount sufficient to allow the Monthly Deduction. We may require payment of the amount equal to the lesser of
(1) or (2) where:

(1) is the amount necessary to meet the loan related conditions of the No Lapse Coverage or Guaranteed Death Benefit provision; or

(2) is an amount sufficient to cover the Monthly Deduction(s) that would result in the Surrender Value being greater than zero.

If the conditions of the No Lapse Coverage or Guaranteed Death Benefit provision have not been met and the Surrender Value is insufficient to allow a Monthly Deduction on a Monthly Deduction Day, We will allow You 61 days of grace for payment of an amount sufficient to allow the Monthly Deduction. We may require payment of the amount necessary to keep the Policy in force for the current month plus two additional months.

Written notice will be mailed to Your last known address, according to Our records, not less than 61 days before termination of this Policy. This notice will also be mailed to the last known address of any assignee of record.

During the days of grace this Policy will stay in force. If the Second Death occurs during the days of grace, We will deduct an amount required to keep the Policy in force from the Death Benefit.

If payment is not made within 61 days after the Monthly Deduction Day, the Policy will terminate without value at the end of the Grace Period. The termination will be effective on the Monthly Deduction Day for the first unpaid Monthly Deduction.


Reinstatement

If this Policy terminates as provided in the Grace Period provision, it may be reinstated. To reinstate this Policy, the following conditions must be met:

o    This Policy has not been fully surrendered.

o You must apply for reinstatement within 5 years after the date of termination and before the Maturity Date.

o We must receive evidence of insurability, satisfactory to Us, on each Insured.

o We must receive a premium payment sufficient to keep this Policy in force for the current month plus two additional months.

If this Policy is reinstated while the No Lapse Coverage provision would have been in effect if this Policy had not lapsed, all values including the Loan Account Value would be reinstated to the point they were on the date of lapse.

If this Policy is reinstated after the No Lapse Coverage provision has expired, this Policy would be reinstated on the Monthly Deduction Day following Our approval. This Policy's Total Account Value at reinstatement would be the Net Premium paid less the Monthly Deduction for that day. Any Loan Account Value would not be reinstated.

If this Policy's Total Account Value less any Loan Account Value including accrued interest was not sufficient to cover the full Surrender Charge at the time of lapse, only the remaining portion of the Surrender Charge would be reinstated. At the time of this Policy's reinstatement, the remaining portion of the Surrender Charge will be proportionately reduced by the same pattern as the original Table of Surrender Charges.

Extra benefit riders will be reinstated only with Our consent.

The Guaranteed Death Benefit provision will not be reinstated.


Death Benefit Options

General

The Proceeds payable upon the Second Death is based upon one of the following Death Benefit Options You choose. The option for this Policy as of the Date of Issue is shown in the Policy Specifications. If You have changed the Death Benefit option, the option is shown in the Supplemental Policy Specifications which were sent to You.

Option 1

The Specified Amount includes the Total Account Value. Under this option, the Death Benefit will be the greater of: (a) the Specified Amount or (b) a percentage of the Total Account Value. This percentage is 1 divided by the Net Single Premium per dollar.

Option 2

The Specified Amount is in addition to the Total Account Value. Under this option, the Death Benefit will be the greater of: (a) the Specified Amount plus the Total Account Value on the date of death or (b) a percentage of the Total Account Value. This percentage is 1 divided by the Net Single Premium per dollar.


Guaranteed Death Benefit

Your Policy will remain in force until the younger Insured's Attained Age 100, even if the Total Account Value is insufficient to satisfy the current Monthly Deduction, if on each Monthly Deduction Day the sum of all premiums paid equals or exceeds the sum of all Guaranteed Death Benefit Premiums for each Policy Month from the Date of Issue, including the current month, plus any Partial Surrenders.

If We determine on a Monthly Deduction Day that this condition has not been satisfied, the Guaranteed Death Benefit Provision will terminate. You will have 61 days to pay the amount required to keep the Guaranteed Death Benefit in force.

If Guaranteed Death Benefit premiums have been paid, but outstanding loans have caused this Policy to enter the Grace Period, this provision will not keep this Policy in force beyond the Grace Period. Your Guaranteed Death Benefit premium will continue to be due and payable if the conditions of the Grace Period are met.

The Guaranteed Death Benefit premium is shown in the Policy Specifications.

The Guaranteed Death Benefit may not, depending on the Death Benefit Option chosen, be available to all risk classes.

Once terminated, the Guaranteed Death Benefit provision cannot be reinstated.


Policy Values

Basis of Calculation

The values of this Policy equal or exceed those required by law in the state where this Policy is delivered. A detailed statement has been filed with the state which shows how to compute those values.

Interest Credited

We will credit interest on the Fixed Account Value at the guaranteed rate of 4.0% per year. This guaranteed rate equals 0.0032737, per month, compounded monthly. We may credit interest in excess of the guaranteed rate.

During Policy Years 1 through 10 the Loan Account Value equal to the non-Preferred Loan will earn interest at the guaranteed rate. We may credit interest in excess of the guaranteed rate.

Beginning in Policy Year 11 or, if later, at the younger Insured's Attained Age 65, the interest earned by the portion of the Loan Account Value equal to the Preferred Loan will be credited at the guaranteed policy loan interest rate. Interest, at the rates specified, will be earned by the Loan Account Value and credited to the Fixed Account Value and the Separate Account Value in the same proportion in which the Loan Account Value was originally deducted from these values.

Interest credited to the Loan Account Value will never be less than 4.0% per year.


Fixed Account Value

The Fixed Account Value for this Policy will be:

1. the value of the Net Premiums credited to the Fixed Account Value; less

2. the portion of Monthly Deductions taken from the Fixed Account Value; plus

3. interest credited; less

4. any transfers of value out of the Fixed Account Value; plus

5. any transfers from the Fund(s) to the Fixed Account Value; plus

6. interest earned on the Loan Account Value attributable to the Fixed Account Value; plus

7. any loan repayments credited to the Fixed Account Value.

Separate Account Value

The Separate Account Value of this Policy will be the sum of the Fund Account Values.

A.   Fund Account Value

     The portion of each Net Premium allocated to a Fund plus any interest earned on the Loan Account Value which is attributable to that Fund is credited to this Policy in the form of accumulation units. Accumulation units measure the value of Your interest in each applicable Variable Option. The number of accumulation units credited is equal to that portion of Net Premium divided by the Accumulation Unit Value for that Variable Option for the Valuation Period in which the premium is received.

     The Fund Account Value of each Variable Option will equal the Accumulation Unit Value for a Variable Option multiplied by the number of accumulation units for that Variable Option credited to this Policy.

B.   Accumulation Unit Value

     The Accumulation Unit Value is determined by multiplying the value of the Variable Option's accumulation unit for the immediately preceding Valuation Period by the net investment factor for the current period.

     The net investment factor equals the net investment rate plus 1.0. The net investment rate is determined separately for each Variable Option held in Variable Life Account B as follows:

     1. the net assets of the Variable Option held in Variable Life Account B at the end of a Valuation Period; less

     2. the net assets of the Variable Option held in Variable Life Account B at the beginning of that Valuation Period, adjusted by any taxes or provisions for taxes attributable to the operation of Variable Life Account B; divided by

     3. the value of the Variable Option's accumulation units held in Variable Life Account B at the beginning of the Valuation Period; less

     4. a daily charge at an annual rate not to exceed .90% of net assets of the Fund for mortality and expense risks attributable to policies funded through Variable Life Account B.

Charges to Policy Values

Charges and deductions made according to this Policy's provisions will be deducted from the Separate Account Value and the Fixed Account Value in the same proportion that these Values bear to the sum of the Fixed Account Value and the Separate Account Value on the date of the deduction.

The portion of the deduction attributable to the Separate Account Value will reduce each Fund Account Value proportionately. The value deducted from each Fund is determined by dividing the amount of the deduction attributable to that Fund by the Variable Option's Accumulation Unit Value for the Valuation Period when the charge was made. The resulting number of Variable Option accumulation units will be deducted from the total accumulation units for that Fund.

The portion of the deduction attributable to the Fixed Account Value will be deducted from that Value as a dollar amount.

Transfers Within Accounts

At any time prior to the Maturity Date, You may transfer all or part of each Fund Account Value to any other Fund or to the Fixed Account Value at any time. Funds may be transferred between the Funds or from the Funds to the Fixed Account. We reserve the right to charge an administrative fee of $25 for more than 12 transfers per year.

We reserve the right to limit the total number of Funds You may elect to 17 over the lifetime of this Policy.

Within the forty-five days following the Policy Anniversary, You may request a transfer of a portion of the Fixed Account Value to one or more of the Funds. This type of transfer is allowed only once within these forty-five days and We must receive Your request at the Home Office within the forty-five days. The transfer will be effective on the Valuation Date that Your request is received by the Home Office. The amount of such transfer cannot exceed the greater of 25% of the Fixed Account Value or $500.

Accumulation units for each Variable Option will be added to or subtracted from Your Separate Account Value, based on each Variable Option's Accumulation Unit Value at the end of the Valuation Period when request for such transfer is received by Us. A dollar amount will be added to or subtracted from the Fixed Account Value according to the terms of Your request for transfer.

Monthly Deductions

Monthly Deductions begin on the Date of Issue and occur on each Monthly Deduction Day thereafter. The Monthly Deduction will be deducted from this Policy's values as described in the Charges to Policy Values provision.

The Monthly Deduction is equal to:

1. the Cost of Insurance as calculated below; plus

2. the monthly policy fee, shown in the Policy Specifications; plus

3. the monthly expense charge per $1,000 of Specified Amount, as shown in the Policy Specifications.

Cost of Insurance

The Cost of Insurance on any Monthly Deduction Day will be (1) multiplied by the result of (2) minus (3) where:

(1) is the monthly Cost of Insurance Rate on that date divided by 1,000;

(2) is the Death Benefit on that date divided by 1.0032737;

(3) is the Total Account Value on that date before computing the Monthly Deductions for the Cost of Insurance for this Policy.

Cost of Insurance Rate

The monthly Cost of Insurance is based on both Insured's issue age, sex, number of Policy Years elapsed and premium class. For an increase, the premium class for that increase will be used. If an Insured is assigned a premium class which designates "smoker" and this classification changes, You may, by Written Request, reclassify the Insured any time after the first Policy Anniversary. Upon Our acceptance of the change, Supplemental Policy Specifications will be sent to You.

The monthly Cost of Insurance Rates may be adjusted by Us from time to time. Adjustments will be on a class basis and will be based on Our estimates for future factors such as mortality, investment income, expenses, and the length of time policies stay in force. Any adjustments will be made on a nondiscriminatory basis.

The rate during any Policy Year will never exceed the rate shown for that year in the Table of Guaranteed Maximum Insurance Rates in the Policy Specifications. Those rates are based on the 1980 Commissioners Standard Ordinary Mortality Table, Male or Female, Smoker or Nonsmoker.


Nonforfeiture Provisions

Continuation of Coverage

Coverage of this Policy will continue to the Maturity Date as long as the Surrender Value is sufficient to cover each Monthly Deduction. If the Surrender Value is insufficient to cover a Monthly Deduction, the Grace Period provision will apply except as provided under the Guaranteed Death Benefit and No Lapse Coverage provisions.

Surrender Value

By Written Request, the Owner may surrender this Policy for its full Surrender Value at any time before the Maturity Date while one or both Insureds is alive. All insurance coverage under this Policy will end on the date of the full surrender. Partial Surrenders will also be allowed. We reserve the right to defer payments as provided under the Right to Defer Payment provision.

The full Surrender Value will equal:

1. the Total Account Value on the date of surrender; less

2. the Surrender Charge; less

3. the Loan Account Value plus any accrued interest.

Surrender Charge

At the time of surrender, We will deduct a Surrender Charge from the Total Account Value. The applicable Surrender Charge for this Policy is shown in the Policy Specifications in the Table of Surrender Charges.

Any increase in the Specified Amount will result in additional Surrender Charges. The charge will be effective on the Date of Issue for the increase. Supplemental Policy Specifications will be sent to You once the change is complete and will reflect the additional Surrender Charge in the Table of Surrender Charges.

Any decrease in the Specified Amount will not reduce the original or any additional Surrender Charge.

Partial Surrender

Partial Surrenders may be made at any time after the expiration of the Right of Policy Examination period.

A partial Surrender Charge will be included in the amount of the Total Account Value which is surrendered. The minimum amount of any Partial Surrender after any partial Surrender Charge is applied is $500. We may also charge an administrative fee of $25.

The partial Surrender Charge will be in proportion to the Surrender Charge that would apply to a full Surrender. The proportion will be computed as the amount of the net Partial Surrender divided by the sum of the Fixed Account Value and the Separate Account Value less the full Surrender Charge. When the Partial Surrender is made, any future Surrender Charge will be reduced in the same proportion.

If the Death Benefit option for this Policy is Option 1, a Partial Surrender will reduce the Total Account Value, Death Benefit, and Specified Amount. The Specified Amount and Total Account Value will be reduced by equal amounts. However, We will not allow a Partial Surrender if the Specified Amount will be reduced below the Minimum Specified Amount.

If the Death Benefit option for this Policy is Option 2, a Partial Surrender will reduce the Total Account Value and the Death Benefit. The Specified Amount will not be reduced.

If the Death Benefit option for this Policy is determined as the Total Account Value divided by the Net Single Premium, the Partial Surrender may not reduce the Specified Amount.

A reduction in the Specified Amount will cause a reduction in the required premiums for the Guaranteed Death Benefit provision. The future premium required to maintain the Guaranteed Death Benefit provision will be based on the new Specified Amount.

Paid-Up Nonforfeiture Option

By Written Request, You may elect, at any time while one or both Insureds are alive and before the Maturity Date, to continue this Policy as paid-up life insurance.

The Surrender Value will be applied as a Net Single Premium to determine the Specified Amount of the paid-up insurance. The cost of the paid-up insurance will be based on the guaranteed maximum Cost of Insurance Rates in this Policy and an interest rate of 4.0% compounded annually. However, the Specified Amount of the paid-up insurance cannot exceed the Death Benefit under this Policy as of the effective date of the paid-up insurance. Any excess Surrender Value will be refunded to You.

The effective date of the paid-up insurance will be the Monthly Deduction Day which occurs on or immediately after the date Your request is received by Us.

As of the effective date:

o no further premium payments, Monthly Deductions, excess interest credits or changes in coverage may be made; and

o  all extra benefit riders will terminate.


Policy Loans

General

We will grant loans at any time after the expiration of the Right of Policy Examination period. The amount of the loan will not be more than the Loan Value. The Loan Value for this Policy is 90% of the sum of the Fixed Account Value and the Separate Account Value less the Surrender Charge applicable at the time of the loan.

The amount of the loan will be transferred out of the Fixed Account and Separate Account Values as described in the Policy Values provision. The loan amount increases the Loan Account Value.

The Loan Account Value plus accrued interest will reduce any Proceeds under this Policy. If the Loan Account Value exceeds the sum of the Separate Account Value plus the Fixed Account Value less the Surrender Charge, the Grace Period provision will apply.

Preferred Loans

Beginning in the 11th Policy Year or upon the younger Insured's Attained Age 65, whichever is later, and on each Policy Anniversary thereafter, that portion of the loan attributable to the Separate Account Value will be treated as preferred.

Loan Interest Rate Charged

Interest, at an annual effective rate, will be charged on the Policy's Loan Account Value. The Loan Interest Rate is 8% per year on the Loan Account Value that is not treated as a Preferred Loan. The Loan Interest Rate charged on the Preferred Loan is 4.5%. Interest is due and payable on the next Policy Anniversary, the date this Policy ends or upon full repayment of the Loan Account Value. Any interest not paid when due will be added to the Loan Account Value on the Policy Anniversary and will itself bear interest on the same terms.

Repayment

The loan may be repaid in full or in part at any time prior to the Maturity Date as long as this Policy is in force and one or both Insureds is alive. The amount necessary to repay all loans in full is the Loan Account Value plus any accrued interest.

Loan repayments will be allocated to the Fixed Account Value and the Separate Account Value in the same proportion in which the loan was taken. The Loan Account Value will be reduced by the amount of any loan repayment.


Changes in Insurance Coverage

General

For any change in coverage We will require Your Written Request. Supplemental Policy Specifications confirming the change will be sent to You once the change is completed.

Increase in Specified Amount

Increases will be allowed at any time while this Policy is in force and both Insureds are alive. The increase may be rescinded by You within 10 days of receipt of the Supplemental Policy Specifications.

Satisfactory evidence of insurability on both Insureds will be required.

The Date of Issue for any increase will be shown in the supplemental Policy Specifications.

The Surrender Value immediately after an increase must be at least three times the sum of:

(1)  the most recent Monthly Deduction from the Total Account Value; and

(2) the Specified Amount of the increase multiplied by the applicable Cost of Insurance Rate divided by 1000.

Any increase in the Specified Amount will increase the Surrender Charge. The 5-year period as described in the No Lapse Coverage provision will restart on the Date of Issue of the increase.

The Basic Monthly Premium and the premium required to satisfy the Guaranteed Death Benefit will be based on the new Specified Amount.

Decrease in Specified Amount

You may decrease the Specified Amount of this Policy after the 5th Policy Year. We will not allow a decrease in the Specified Amount if the Specified Amount would be reduced below the Minimum Specified Amount.

For a decrease in the Specified Amount, the Date of Issue will be the Monthly Deduction Date on or next following the date on which Your Written Request is received.

The decrease will reduce any past increases in the reverse order in which they occurred.

The Basic Monthly Premium and the premium required to satisfy the Guaranteed Death Benefit will be based on the new Specified Amount.

Change in Death Benefit Option

Any change in the Death Benefit option is subject to the following conditions:

We will not allow a change in the Death Benefit option if the Specified Amount will be reduced below the Minimum Specified Amount.

The change will take effect on the Monthly Deduction Day on or next following the date on which Your Written Request is received.

There will be no change in the Surrender Charge.

Evidence of insurability may be required.

Change from Option 1 to 2

Changes from Option 1 to 2 will be allowed at any time while this Policy is in force. The Specified Amount will be reduced to equal the Specified Amount less the Total Account Value at the time of the change. If a change from Option 1 to 2 would reduce the Specified Amount to below the Minimum Specified Amount, an increase in Specified Amount would be imposed to bring the new Specified Amount up to the Minimum Specified Amount.

The Basic Monthly Premium and the premium required to satisfy the Guaranteed Death Benefit will be based on the new Specified Amount.

Change from Option 2 to 1

Changes from Option 2 to 1 will be allowed at any time while this policy is in force. The new Specified Amount will equal the Specified Amount plus the Total Account Value as of the date of the change.

The Basic Monthly Premium and the premium required to satisfy the Guaranteed Death Benefit will be based on the new Specified Amount.


Change of Fund(s)

If shares of any Fund are no longer available for investment by the Separate Account or, in Our judgment, further investment in such shares should become inappropriate in view of the purpose of the Policy, We may cease to make such Fund shares available under the Policy prospectively, or we may substitute shares of other Fund(s) for shares already acquired. We may also, from time to time, add additional Funds. Any elimination, substitution or addition of Funds will be done in accordance with applicable state or federal securities laws. We reserve the right to substitute shares of another Fund for shares already acquired without a proxy vote.

The investment policy of a Separate Account may not be changed without the approval of the Insurance Commissioner of the State of Connecticut. The approval process has been filed with the Commissioner.

We will notify You of any change.

Separate Account

Variable Life Account B is a Separate Account established by Us in accordance with the laws of the State of Connecticut. Income, realized and unrealized gains and losses from the assets of Variable Life Account B will be credited to or charged against Variable Life Account B without regard to Our other income, gains, or losses. Variable Life Account B's liabilities arise from the variable life insurance policies that it supports. The assets of Variable Life Account B are available to cover the liabilities of the General Account only to the extent that Variable Life Account B's assets exceed its liabilities.

The value of the assets of Variable Life Account B is determined whenever the policy benefits vary and at the end of every Valuation Period.


Settlement Options

Conditions

All or part of the Proceeds of this Policy may be applied under one or more of the options described below or in any manner to which We agree and that We make available. An election shall be made by Written Request filed with the Home Office. The payee of Proceeds may make this election if no prior election has been made.

Payments will be made at intervals of 1, 3, 6 or 12 months in equal amounts as elected. Payments under a settlement option may be made on a fixed dollar or variable basis. However, once payments begin on either the fixed or variable basis, the option may not be changed to one with payments on the alternate basis.

Our consent to the election of an option is required if:

1. The payee is not a natural person receiving payments in his or her own right;

2. the payee is an assignee of this Policy; or

3. payments would be less than $25 each or totaling less than $120 in a year.

Income Options

The rates for these Income Options are based on the 1983 rates for Individual Annuity Mortality Table and a pivotal age of 55. For purposes of calculating payments, the Adjusted Ages of the payees will be used. The Adjusted Age is the payee's age on his or her birthday nearest the commencement date of the annuity and then reduced by one year for annuities commencing in the 1990's, reduced two years for annuities beginning during 2000-2009, and so on.

Rates for ages and intervals not shown for any of the following income options will be furnished upon request.

Option 1 - Interest

Payment of interest on Proceeds left with Us. Proceeds held under this option may be left with Us after the death of the payee only with Our consent. By Written Request, the payee may later elect to:

o  Receive all or a portion of the amount held under this option; or

o apply all or a portion of this amount to options 2, 3 or 4 as described below.

Option 2 - Stated Period

Payments for a stated number of years, not longer than 30 years. If payments for this option are made on a variable basis, the present value of any remaining payments may be withdrawn at any time.

   Rates for Fixed Payments with Guaranteed Interest Rate of 3.0%; and
    Rates for Variable Payments with Assumed Net Return Rate of 3.0%

      ---------------------------------------------------------------------
                          PAYMENT PER $1,000 PROCEEDS
      ---------------------------------------------------------------------
          YEARS OF                           YEARS OF
           STATED                             STATED
           PERIOD           MONTHLY           PERIOD           MONTHLY
                        ---------------------------------------------------
             3            $28.99                15              $6.87
             4             22.06                20               5.51
             5             17.91                25               4.71
             10             9.61                30               4.18
      ---------------------------------------------------------------------

         Rates for Variable Payments with Assumed Net Return Rate of 5%

      ---------------------------------------------------------------------
                          PAYMENT PER $1,000 PROCEEDS
      ---------------------------------------------------------------------
          YEARS OF                           YEARS OF
           STATED                             STATED
           PERIOD           MONTHLY           PERIOD           MONTHLY
                        ---------------------------------------------------
             3            $29.80                15              $7.82
             4             22.89                20               6.51
             5             18.74                25               5.76
             10            10.51                30               5.28
      ---------------------------------------------------------------------

Option 3 - Life Income
Payments for the lifetime of the payee. If also chosen, We will guarantee payments for 60, 120, 180, or 240 months. No payment will be due after death, except payment for any remaining fixed period.

       Rates for Fixed Payments with Guaranteed Interest Rate of 3.0%; and
        Rates for Variable Payments with Assumed Net Return Rate of 3.0%


-----------------------------------------------------------------------------------------------------------------------------
                                           MONTHLY LIFE INCOME PER $1,000 PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                              WITH FIXED PERIOD
             ------------------------------------------------------------------------------------              WITHOUT
    AGE                  10 YEARS                     15 YEARS                     20 YEARS                 FIXED PERIOD
   NEAREST   ----------------------------------------------------------------------------------------------------------------
   BIRTHDAY       Male         Female          Male        Female           Male        Female           Male        Female
-----------------------------------------------------------------------------------------------------------------------------
       50        $4.22          $3.89         $4.17         $3.86          $4.08         $3.82          $4.27         $3.90
       51         4.30           3.95          4.23          3.92           4.14          3.88           4.34          3.97
       52         4.37           4.01          4.30          3.98           4.20          3.93           4.43          4.03
       53         4.45           4.08          4.37          4.04           4.26          3.99           4.51          4.10
       54         4.54           4.15          4.45          4.11           4.32          4.04           4.60          4.18
       55         4.62           4.22          4.53          4.18           4.39          4.11           4.70          4.25
       56         4.72           4.30          4.61          4.25           4.45          4.17           4.80          4.34
       57         4.82           4.38          4.69          4.32           4.51          4.23           4.91          4.42
       58         4.92           4.47          4.78          4.40           4.58          4.30           5.03          4.52
       59         5.03           4.56          4.87          4.48           4.65          4.37           5.15          4.61
       60         5.14           4.66          4.96          4.57           4.71          4.44           5.28          4.72
       61         5.27           4.76          5.06          4.66           4.78          4.51           5.43          4.83
       62         5.39           4.87          5.16          4.75           4.84          4.58           5.58          4.95
       63         5.53           4.98          5.26          4.85           4.90          4.65           5.74          5.08
       64         5.66           5.10          5.36          4.95           4.96          4.72           5.91          5.21
       65         5.81           5.22          5.46          5.05           5.02          4.79           6.10          5.36
       66         5.96           5.36          5.56          5.16           5.08          4.86           6.30          5.51
       67         6.12           5.50          5.66          5.26           5.13          4.93           6.51          5.67
       68         6.28           5.65          5.77          5.37           5.18          5.00           6.73          5.85
       69         6.44           5.80          5.86          5.49           5.23          5.06           6.97          6.04
       70         6.61           5.97          5.96          5.60           5.27          5.12           7.23          6.25
       71         6.79           6.14          6.05          5.71           5.31          5.18           7.51          6.47
       72         6.96           6.32          6.14          5.83           5.34          5.23           7.80          6.71
       73         7.14           6.50          6.23          5.94           5.37          5.28           8.12          6.98
       74         7.32           6.69          6.31          6.04           5.40          5.32           8.46          7.26
       75         7.50           6.89          6.38          6.14           5.42          5.35           8.82          7.57
-----------------------------------------------------------------------------------------------------------------------------

         Rates for Variable Payments with Assumed Net Return Rate of 5%

------------------------------------------------------------------------------------------------------------------
                                     MONTHLY LIFE INCOME PER $1,000 PROCEEDS
------------------------------------------------------------------------------------------------------------------
                                         WITH FIXED PERIOD
                  ----------------------------------------------------------------            WITHOUT
      AGE                 FOR 120 MONTHS                   FOR 240 MONTHS                   FIXED PERIOD
    NEAREST       ------------------------------------------------------------------------------------------------
    BIRTHDAY            MALE            FEMALE           MALE           FEMALE           MALE           FEMALE
------------------------------------------------------------------------------------------------------------------
       50               $5.41           $5.09           $5.24           $5.01           $5.48           $5.12
       51                5.48            5.14            5.29            5.05            5.55            5.17
       52                5.55            5.20            5.34            5.10            5.63            5.23
       53                5.62            5.26            5.40            5.15            5.71            5.30
       54                5.70            5.33            5.45            5.20            5.80            5.37

       55                5.79            5.39            5.51            5.25            5.89            5.44
       56                5.87            5.47            5.56            5.31            5.99            5.52
       57                5.97            5.54            5.62            5.37            6.10            5.60
       58                6.06            5.62            5.68            5.42            6.21            5.69
       59                6.17            5.71            5.74            5.48            6.33            5.79

       60                6.28            5.80            5.79            5.55            6.46            5.89
       61                6.39            5.90            5.85            5.61            6.60            6.00
       62                6.51            6.00            5.91            5.67            6.75            6.11
       63                6.64            6.10            5.96            5.73            6.91            6.23
       64                6.77            6.22            6.02            5.80            7.09            6.37

       65                6.91            6.34            6.07            5.86            7.27            6.51
       66                7.05            6.46            6.12            5.92            7.47            6.66
       67                7.20            6.60            6.16            5.99            7.68            6.82
       68                7.35            6.74            6.21            6.04            7.91            7.00
       69                7.51            6.89            6.25            6.10            8.15            7.19

       70                7.67            7.04            6.28            6.15            8.41            7.39
       71                7.83            7.21            6.32            6.20            8.69            7.62
       72                8.00            7.38            6.35            6.25            8.99            7.86
       73                8.16            7.55            6.37            6.29            9.31            8.12
       74                8.33            7.73            6.39            6.33            9.65            8.41

       75                8.50            7.92            6.41            6.36           10.02            8.72
------------------------------------------------------------------------------------------------------------------


Option 4 - Life Income for Two Payees

Payments during the joint lifetimes of two payees. At the death of either, payments will continue to the survivor. When this option is chosen a choice must be made of:

1.  100% of the payment to continue to the survivor;

2.  66-2/3% of the payment to continue to the survivor;

3.  50% of the payment to continue to the survivor;

4. payments for a minimum of 120 months, with 100% of the payment to continue to the survivor; or

5. 100% of the payment to continue to the survivor if the survivor is the original payee, and 50% of the payment to continue to the survivor if the survivor is the second payee.

No payment will become due after the death of the surviving payee.
The following tables illustrate the applicable rates if number (3) of option 4 is chosen.

    Rates for Fixed Rate Payments with Guaranteed Interest Rate of 3.0%; and
        Rates for Variable Rate Payments with Assumed Net Return of 3.0%

------------------------------------------------------------------------------------------------------------------
                       MONTHLY JOINT LIFE INCOME WITH 1/2 TO SURVIVOR PER $1,000 PROCEEDS
------------------------------------------------------------------------------------------------------------------
   AGE OF                                             AGE OF FEMALE PAYEE
    MALE      ----------------------------------------------------------------------------------------------------
   PAYEE          50           55          60           65           70          75           80           85
------------------------------------------------------------------------------------------------------------------
     50         $4.08       $4.26        $4.48        $4.75       $5.07        $5.46         $5.90       $6.36
     55          4.27        4.47         4.71         5.01        5.37         5.80          6.30        6.83
     60          4.49        4.71         4.99         5.32        5.73         6.22          6.80        7.42
     65          4.76        5.01         5.32         5.70        6.17         6.75          7.44        8.19
     70          5.07        5.36         5.71         6.15        6.70         7.40          8.23        9.16
     75          5.41        5.74         6.15         6.66        7.32         8.15          9.16       10.34
     80          5.77        6.15         6.62         7.22        7.99         8.99         10.24       11.73
     85          6.12        6.54         7.08         7.77        8.67         9.86         11.40       13.27
------------------------------------------------------------------------------------------------------------------

       Rates for Variable Rate Payments with Assumed Net Return Rate of 5%

------------------------------------------------------------------------------------------------------------------
                       MONTHLY JOINT LIFE INCOME WITH 1/2 TO SURVIVOR PER $1,000 PROCEEDS
------------------------------------------------------------------------------------------------------------------
   AGE OF                                             AGE OF FEMALE PAYEE
    MALE            ----------------------------------------------------------------------------------------------
   PAYEE          50           55          60           65           70          75           80           85
------------------------------------------------------------------------------------------------------------------
     50         $5.29       $5.46        $5.68        $5.95       $6.29        $6.73         $7.25       $7.82
     55          5.48        5.66         5.89         6.18        6.56         7.03          7.60        8.24
     60          5.71        5.91         6.16         6.49        6.90         7.42          8.06        8.78
     65          6.01        6.23         6.51         6.87        7.33         7.93          8.67        9.50
     70          6.36        6.61         6.93         7.34        7.87         8.56          9.43       10.43
     75          6.78        7.05         7.42         7.89        8.51         9.33         10.35       11.57
     80          7.23        7.54         7.96         8.51        9.23        10.20         11.44       12.95
     85          7.68        8.05         8.53         9.16       10.00        11.14         12.64       14.51
------------------------------------------------------------------------------------------------------------------

Terms of Options

Proceeds applied under option 1 will be held by Us in the General Account. Proceeds applied under options 2, 3 and 4 will be held:

1.   In the General Account if payments on a fixed dollar basis are elected; or

2. in Variable Annuity Account B using any of its Funds available under this Policy for settlement option purposes if payments on a variable basis are elected; or

3.   in both the General Account and the Variable Annuity Account B.

Proceeds in the General Account will be used to make payments on a fixed dollar basis. We will add interest to such Proceeds at an annual rate not less than 3.0%. We may add interest daily at any higher rate. As to option 1, we may from time to time offer higher interest rates with certain conditions on withdrawal which are currently published by Us.

Proceeds in Variable Annuity Account B will be used to make payments on a variable basis. An assumed annual net return rate of 5% may be chosen for such payments. If not chosen, We will use an assumed net return rate of 3.0%. The assumed annual net return rate is the interest rate used to determine the amount of the first payment on a variable basis. Variable Annuity Account B must earn this rate plus enough to cover the mortality and expense risk and administrative fee charges if future payments on a variable basis are to remain level.

If payments on a variable basis are not to decrease, We must earn a gross return on the assets of Variable Annuity Account B of:

1. 4.75% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an assumed annual net return rate of 3.0% is chosen; or

2. 6.25% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an assumed annual net return rate of 5% is chosen.

Payments will not change due to changes in the mortality or expense results or administrative charges.

Betterment of Payments

If option 2, 3 or 4 is chosen, and if the guaranteed payments are less than those of Our current single premium immediate annuity on the same plan, those larger amounts will be paid instead.

Separate Account

Payments on a variable basis will be made from the Proceeds held in Variable Annuity Account B. Variable Annuity Account B is a Separate Account established by Us in accordance with the laws of the State of Connecticut. Income, realized and unrealized gains and losses from the assets of Variable Annuity Account B will be credited to or charged against Variable Annuity Account B without regard to Our other income, gains, or losses. Variable Annuity Account B's liabilities arise from the variable portion of annuity contracts and life insurance settlement options that it supports. The assets of Variable Annuity Account B are available to cover the liabilities of the General Account only to the extent that Variable Annuity Account B's assets exceed its liabilities.

Fund(s) Settlement Option Units of Variable Annuity Account B

If payment on a variable basis is chosen, the first payment is calculated as follows:

1. The portion of Proceeds applied to make payments on the variable basis; divided by

2. 1,000; multiplied by

3. the payment rate for the option chosen.

This amount is divided by the Fund settlement option unit value on the tenth Valuation Period before the due date of the first payment to determine the number of Fund settlement option units. The number of Fund settlement option units remains fixed. Each future payment is equal to this number multiplied by the Fund settlement option unit value on the tenth Valuation Period prior to the due date of the payment.

Fund(s) Settlement Option Unit Value of Variable Annuity Account B

For any Valuation Period the Fund settlement option unit value is equal to:

1.  The value for the previous Period; multiplied by

2.  the net return factor(s) for the Period; multiplied by

3. a factor to reflect the assumed annual net return rate. The factor for 3.0% per year is .9999190 or, for 5% per year, .9998663.

The dollar value of the Fund settlement option unit values and payments may increase or decrease due to investment gain or loss.

Net Return Factor(s):

The net return factor(s) are used to compute Variable Annuity Account B values and payments for any of its Funds.

The net return factor for each Fund is equal to 1.0000000 plus the net return rate.

The net return rate is equal to:

1. The value of the shares of the Fund held by Variable Annuity Account B at the end of a Valuation Period; less

2. the value of the shares of the Fund at the start of the Valuation Period; adjusted by any taxes (or provisions for taxes) on Variable Annuity Account B; divided by

3. the total value of the Fund settlement option units and other Fund accumulation units of Variable Annuity Account B at the start of the Valuation Period; less

4. a daily actuarial charge at an annual rate of 1.25% for annuity mortality and expense risks and profit; and a daily administrative charge which will not exceed .25% on an annual basis.

A net return rate may be more or less than 0.

The value of a share of the Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

The administrative charge may not be changed for amounts which have been used to purchase a settlement option.

Withdrawal and Death of Payee

As to funds held under option 1, withdrawals and change of option may be made if the payee makes the election. Under option 2, if payments are made on a variable basis, the present value of any remaining payments may be withdrawn at any time. Amounts in the General Account under option 2 may not be withdrawn. No withdrawals or changes of option may be made under options 3 and 4. Upon the death of the payee, the current value of the amount held under option 1 or the present value of any guaranteed payments not yet paid will be paid in one sum to the designated beneficiary. The designated beneficiary may elect to continue the remaining payments instead of receiving the lump sum amount. If no designated beneficiary exists, the present value of any remaining payments will be paid in one sum to the estate of the payee.

The interest rate used to determine the first payment will be used to calculate the present value of any remaining payments.

  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS


o    FLEXIBLE PREMIUMS PAYABLE UNTIL MATURITY DATE OR SECOND DEATH

o PROCEEDS PAYABLE UPON THE FIRST EVENT TO OCCUR - SURRENDER, MATURITY OR SECOND DEATH

o    NON-PARTICIPATING - NO DIVIDENDS PAYABLE

The amount or duration of the death benefit may be fixed or variable. The death benefit is payable as described in the Death Benefit Options and Proceeds sections of this Policy.

Values in each Fund held in a Separate Account may increase or decrease daily. Such values are not guaranteed as to dollar amount. Refer to the Policy Values section of this Policy for more information.